Exhibit 99.2
PRESS RELEASE
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2-Track Global, Inc.
35 Argo House, Kilburn Park Road
London, U.K. NW6 5LF
011-44-20-7644-0472
Contact:  Mike Jung, CEO, CFO

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FOR IMMEDIATE RELEASE

2-Track Global Inc confirm participation at CeBIT 2006 in Hanover, Germany

NEW YORK -- BUSINESS WIRE [March 30, 2006]  2-Track Global Inc (TOTG)
today announced that it had participated at the CeBIT Exhibition in
Hanover. To celebrate the 20th anniversary of the Exhibition, there was a specially designated hall for telematics and navigation and this is where 2-Track showcased its products.

Mike Jung, President of 2-Track Global, commented "It was a unique opportunity for 2-Track to exhibit its range of technology products.
We had extremely high interest from a number of companies worldwide and I am extremely optimistic that the interest in our product will translate into confirmed contracts shortly. CeBIT is a unique opportunity for both small and large companies to exhibit their products and there were over 6262 exhibitors from all over the world.
All indications are that the favorable industry forecasts that led up to this show will continue to assist companies such as 2-Track to sell its products to a global audience.  The 2-Track solutions are all innovative and RFID applications were one of the main attractions".

About CeBIT

CeBIT is the world's largest trade fair showcasing digital, IT and technology solutions for both the home and work environment.  CeBIT offers an international platform for comparing industry trends, networking and product presentation.  Over 6200 exhibitors from around
70 countries and some 450,000 visitors from all over the world attended
CeBIT in 2005.  CeBIT 2006 was held under the banner of "Digital
Solutions for Work and Life"

2-Track Global Inc (TOTG) is a technology development and marketing company which owns, operates and licences proprietary telematics solutions combining hardware and software applications run over wireless or satellite networks to deliver remote security management of marine and cargo fleets (including consumer solutions aimed at the leisure, marine and domestic security markets) and commercial vehicle plant and machinery management and security. The company has communications architecture technology which provides global logistics solutions for the remote monitoring of freight containers over multiple transport modes.

For further information contact :

Jay Shin at +44 20 7644 0472 or visit the website at
http://www.2-trackglobal.com

This press release includes certain statements, known as "forward-
looking statements", which express the current expectations of 2-Track
Global management. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect 2-Track Global Inc and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Unanticipated product manufacturing and delivery issues, customer order push-outs or cancellations and product performance could cause actual results to differ materially from those currently anticipated as expressed in this press release. These risks and other risk factors relating to 2-Track
Global Inc are described more fully in the most recent Form 8-K filed by 2-Track Global Inc and other filings from time to time with the
Securities and Exchange Commission.